EXHIBIT 21.1

List of Subsidiaries

Newpa/AHR Equity, LP
Newpa/AHR GP, LLC
Newpa/AHA Equity GP LLC
Northwoods
Anthracite Funding ML LLC
Anthracite Funding, LLC
Core Cap, Inc.